AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment to Distribution Agreement (this “Amendment”) is made as of September 1, 2022 by and between Unified Series Trust (the “Trust”) and Ultimus Fund Distributors, LLC (“Distributor”), and amends the Distribution Agreement between the Trust and the Distributor made as of December 31, 2019 (the “Agreement”). All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Distributor wish to amend Schedule A and Schedule B to the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Effective September 1, 2022, Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2.	Effective September 1, 2022, Schedule B to the Agreement hereby is deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

IN WITNESS WHEREOF, the parties have executed this Amendment by a duly authorized representative of the parties hereto.

UNIFIED SERIES TRUST	ULTIMUS FUND DISTRIBUTORS, LLC
By: /s/ Martin R. Dean Print Name: Martin R. Dean Title: President Date: November 15, 2022	By: /s/ Kevin Guerette Print Name: Kevin Guerette Title: President Date: November 15, 2022

SCHEDULE A

dated September 1, 2022

TO THE DISTRIBUTION AGREEMENT BETWEEN

UNIFIED SERIES TRUST

AND

ULTIMUS FUND DISTRIBUTORS, LLC

FUND PORTFOLIOS

Appleseed Fund

Auer Growth Fund

Channel Short Duration Income Fund

Crawford Large Cap Dividend Fund

Crawford Small Cap Dividend Fund

Crawford Multi-Asset Income Fund

Dean Mid Cap Value Fund

Dean Small Cap Value Fund

Dean Equity Income Fund

SCHEDULE B

dated September 1, 2022

TO THE DISTRIBUTION AGREEMENT BETWEEN UNIFIED SERIES TRUST

AND

ULTIMUS FUND DISTRIBUTORS, LLC

FEES

[REDACTED]